Exhibit 99.2

SIXTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Sixth Amendment to Employment Agreement (this “Amendment”), dated as of August 24, 2021, by and between American Campus Communities, Inc. (the “Company”) and William C. Bayless, Jr. (“Executive”).

WHEREAS, the Company and Executive have entered into an employment agreement dated as of August 11, 2004, as amended (the “Employment Agreement”);

WHEREAS, pursuant to the Fifth Amendment to the Employment Agreement, dated as of February 24, 2021 (the “Fifth Amendment”), Executive was to become both Chief Executive Officer and President of the Company effective as of August 24, 2021; and

WHEREAS, the Company and Executive desire to terminate the Fifth Amendment such that Executive shall continue to be Chief Executive Officer but will not become President.

NOW, THEREFORE, the Company and Executive agree as follows:

1.    Termination of Fifth Amendment. The Fifth Amendment is terminated and as of no force or effect, and Executive shall continue to serve as Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement.

2.    Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Employment Agreement.

3.    Ratification. Except as otherwise expressly provided in this Amendment, the Employment Agreement is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.

4.    Counterparts. This Amendment may be executed in identical counterparts, which when taken together shall constitute one and the same instrument. A counterpart transmitted by facsimile shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

AMERICAN CAMPUS COMMUNITIES, INC.

By:	/s/ Daniel B. Perry
Daniel B. Perry
Executive Vice President and Chief Financial Officer

/s/ William C. Bayless, Jr.
William C. Bayless, Jr.

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